EXHIBIT 8.1

[LETTERHEAD OF MILLER & MARTIN PLLC]

August 26, 2004

HealthTronics Surgical Services, Inc.

1841 West Oak Parkway, Suite A

Marietta, Georgia 30062

Re:	Tax Opinion for the Merger Transaction Involving

HealthTronics Surgical Services, Inc. and Prime Medical Services, Inc.

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) involving HealthTronics Surgical Services, Inc., a corporation organized and existing under the laws of the State of Georgia (“HealthTronics”), and Prime Medical Services, Inc., a corporation organized and existing under the laws of the State of Delaware (“Prime”). This opinion is being delivered in connection with Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-117102)(the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed Merger to which this opinion appears as an Exhibit.

The Merger is structured as a statutory merger of Prime with and into HealthTronics, with HealthTronics surviving the merger, all pursuant to the applicable corporate laws of the States of Georgia and Delaware and in accordance with the Agreement and Plan of Merger by and between HealthTronics and Prime made and entered into effective as of June 11, 2004, and exhibits thereto (collectively, the “Merger Agreement”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as legal counsel to HealthTronics in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

(1) The Merger Agreement;

(2) The Registration Statement;

August 26, 2004

(3) The letter of representation from HealthTronics dated August 26, 2004, signed by an authorized officer of HealthTronics and delivered to us from HealthTronics and incorporated herein by reference; and

(4) The letter of representation from Prime dated August 26, 2004, signed by an authorized officer of Prime and delivered to us from Prime and incorporated herein by reference.

In addition, we have reviewed such other instruments and documents related to the formation, organization and operation of HealthTronics and Prime or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

(1) Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(2) All participants in the Merger possess adequate legal capacity;

(3) Any representation or statement referred to above made “to the knowledge of” or “to the belief of” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Date and the letters of representation will be reexecuted by appropriate officers as of the Effective Date;

(4) The Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the States of Georgia and Delaware;

(5) HealthTronics and Prime will report the Merger on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below and will comply with all reporting obligations set forth in the Code and the Treasury Regulations promulgated thereunder.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach of amendment of any of the provisions thereof):

August 26, 2004

(i) The Merger will constitute a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code;

(ii) Both HealthTronics and Prime will be “parties” to the reorganization for federal income tax purposes within the meaning of Section 368(b) of the Code;

(iii) The exchange pursuant to the Merger of Prime Stock for HealthTronics Stock will not give rise to gain or loss for federal income tax purposes to the shareholders of HealthTronics.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the U.S. federal income tax attributes of HealthTronics or Prime; (ii) any transaction in which HealthTronics Stock or Prime Stock is acquired or disposed of other than pursuant to the Merger; (iii) the effects of the Merger and HealthTronics assumption (if any) of outstanding options to acquire Prime Stock on the holders of such options under any Prime employee stock option or stock purchase plan, respectively; (iv) the effects of the Merger on any Prime Stock acquired by the holder subject to the provision of Section 83(a) of the Code; (v) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; (vi) the application of the collapsible corporation provisions of Section 341 of the Code to HealthTronics or Prime as a result of the Merger; (vii) the application of the alternative minimum tax provisions contained in the Code; (viii) the effects of the Merger on any HealthTronics Stock acquired or held as part of a “straddle,” “conversion transaction,” “hedging transaction,” or other risk reduction transaction; and (x) any special tax consequences applicable to insurance companies, securities dealers, financial institutions, tax-exempt organizations or foreign persons.

No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the

August 26, 2004

application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 8.2(e) of the Merger Agreement. This opinion may not otherwise be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

We hereby consent to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Miller & Martin PLLC

MILLER & MARTIN PLLC